Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: January 26, 2016
Capital One Reports Fourth Quarter 2015 Net Income of $920 million, or $1.58 per share
McLean, Va. (January 26, 2016) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2015 of $920 million, or $1.58 per diluted common share, compared to the third quarter of 2015 with net income of $1.1 billion, or $1.98 per diluted common share, and the fourth quarter of 2014 with net income of $999 million, or $1.73 per diluted common share.
Net income, excluding adjustments(1) for the fourth quarter of 2015 was $966 million or $1.67 per diluted common share. Adjustments are comprised of charges totaling $72 million associated with (i) closing the GE Healthcare acquisition and establishing an initial allowance and reserve related to the loans acquired; (ii) certain planned site closures; and (iii) revisions to the restructuring charges recorded in Q2 2015 to reflect updated information.
“The headline for 2015 was industry-leading growth in Domestic Card loans and purchase volumes,” said Richard D. Fairbank, Chairman and Chief Executive Officer.  “Our 2015 results and the choices that drove them have put us in a strong position to deliver attractive shareholder returns, driven by growth and sustainable returns at the higher end of banks, as well as significant capital distribution, subject to regulatory approval.”
All comparisons below are for the full year of 2015 compared to the full year of 2014 unless otherwise noted.
2015 Full Year Income Statement Summary:

•	Total net revenue increased 5 percent to $23.4 billion, including ($86) million of contra-revenue from a build in the U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”).

•	Total non-interest expense increased 7 percent to $13.0 billion:

◦	12 percent increase in marketing.

◦
7 percent increase in operating expenses, including $150 million in restructuring and related site closure charges, $61 million build in the U.K. PPI Reserve, and $20 million of charges associated with closing the GE Healthcare acquisition.

(1)
Net income excluding adjustments is a non-GAAP measure, which we believe is helpful for investors to understand the effect of the excluded items on our reported results. See Table 5 in Exhibit 99.2 for a reconciliation to the reported results on a GAAP basis.

Capital One Fourth Quarter 2015 Earnings

•	Pre-provision earnings increased 3 percent to $10.4 billion.

•	Provision for credit losses increased 28 percent to $4.5 billion.

•
Efficiency ratio of 55.51 percent; Efficiency ratio excluding restructuring and site closure charges, the build in the U.K. PPI Reserve and charges associated with the closing of the GE Healthcare acquisition was 54.32 percent.

All comparisons below are for the fourth quarter of 2015 compared to the third quarter of 2015 unless otherwise noted.
Fourth Quarter 2015 Income Statement Summary:

•	Total net revenue increased 5 percent to $6.2 billion.

•	Total non-interest expense increased 10 percent to $3.5 billion:

◦	35 percent increase in marketing.

◦	7 percent increase in operating expenses.

•	Pre-provision earnings decreased 1 percent to $2.7 billion.

•	Provision for credit losses increased 26 percent to $1.4 billion.

•	Net interest margin of 6.79 percent, up 6 basis points.
All comparisons below are as of December 31, 2015 as compared to December 31, 2014 unless otherwise noted.
Fourth Quarter 2015 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 11.1 percent at December 31, 2015.

•	Period-end loans held for investment in the quarter increased $16.5 billion, or 8 percent, to $229.9 billion.

•	Domestic Card period-end loans increased $5.8 billion, or 7 percent, to $87.9 billion.

•	Consumer Banking period-end loans decreased $618 million, or less than 1 percent, to $70.4 billion:

•	Auto period-end loans increased $497 million, or 1 percent, to $41.5 billion.

•	Home loans period-end loans decreased $1.1 billion, or 4 percent, to $25.2 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $11.2 billion, or 21 percent, to $63.3 billion, including the acquired GE Healthcare loans.

•	Average loans held for investment in the quarter increased $8.8 billion, or 4 percent, to $220.1 billion.

•	Domestic Card average loans increased $3.4 billion, or 4 percent, to $83.8 billion.

•	Consumer Banking average loans decreased $393 million, or less than 1 percent, to $70.7 billion:

•	Auto average loans increased $773 million, or 2 percent, to $41.3 billion.

•	Home loans average loans decreased by $1.2 billion, or 4 percent, to $25.8 billion, driven by run-off of acquired portfolios.

Capital One Fourth Quarter 2015 Earnings

•	Commercial Banking average loans increased $5.8 billion, or 11 percent, to $57.4 billion, including the acquired GE Healthcare loans.

•	Period-end total deposits increased $4.8 billion, or 2 percent, to $217.7 billion, while average deposits increased $4.9 billion, or 2 percent to $215.9 billion.

•	Interest-bearing deposit rate remained flat at 0.58 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on January 26, 2016 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through February 9, 2016 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2014.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $217.7 billion in deposits and $334.0 billion in total assets as of December 31, 2015. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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